SUB-ITEM 77C







Results of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Western Asset Municipal Partners Fund Inc. was held on April 24, 2015, for the purpose of considering and voting upon the election of Directors. The following table provides information concerning the matter voted upon at the meeting:


Election of directors


Nominees
Common Shares
and Preferred
Shares
(together,
as a single
class)
Votes For
Common Shares
and Preferred
Shares (together,
as a single class)
VotesWithheld
Preferred
Shares
Votes For
 Preferred
Shares
VotesWithheld
Robert D. Agdern
8,118,076
459,957
0
0
Carol L. Colman
8,158,167
419,866
0
0
Leslie H. Gelb
8,093,745
484,288
0
0
Riordan Roett
0
0
1,494
0


At May 31, 2015, in addition to Robert D. Agdern, Carol L. Colman, Leslie H. Gelb and Riordan Roett, the other Directors of the Fund were as follows:

Daniel P. Cronin
Paolo M. Cucchi
Kenneth D. Fuller
William R. Hutchinson
Eileen A. Kamerick